UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 23, 2007
Date of Report (Date of earliest event reported)
Greenfield Online, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50698 (Commission File Number)	06-1440369 (I.R.S. Employer Identification No.)
21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)
(203) 834-8585
(Company’s telephone number, including area code)
N/A
(Former Name or Former Address, if changed since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Greenfield Online, Inc. (the “Company”) approved the annual base salaries for certain of our named executive officers, which will be retroactive to January 1, 2007. These named executive officers will receive annual base salaries and have the potential to earn the maximum bonus described below:

		2007 Maximum Bonus
Executive	2007 Base Salary	(as a percentage of salary)
Albert Angrisani President and CEO	$500,000	100%
Robert E. Bies Executive Vice President and Chief Financial Officer	$280,000	100%
Jonathan A. Flatow Vice President Corporate Development and General Counsel	$250,000	100%
Keith Price Executive Vice President North American Sales and Operations	$250,000	100%
Andrew Ellis Senior Vice President of Asia	$225,000	100%
     The Committee also approved the terms of the 2007 Executive Compensation and Bonus Plan (the “Bonus Plan”). All of our named executive officers who are on the payroll during 2007 and, unless otherwise set forth in their respective employment agreements, who remain on the payroll until the date the bonus is payable, are eligible to participate in the Bonus Plan. Under the terms of the Bonus Plan, bonus payments are calculated using bonus target percentages (expressed as a percentage of base salary) and are adjusted based on a combination of performance factors including corporate, business unit and individual performance relative to defined goals. Corporate and business unit performance are determined by reference to a combination of measures, which include revenue and adjusted EBITDA (a non-GAAP financial measure). Performance targets for each of these measures and corresponding levels of bonus eligibility (“Bonus Plan Level(s)”) have been established by the Committee. Individual performance is determined through an evaluation by our chief executive officer (“CEO”) and approved by the Committee. There are three separate Bonus Plan Levels: Threshold Plan Level where 25% of bonus eligibility is achieved; Budget Plan Level, where 50% of bonus eligibility is achieved; and Excel Plan Levels where up to 100% of bonus eligibility is achieved. The Bonus Plan is not a contract of employment and may be changed by the Company at any time.
     Bonuses attributable to each financial metric will be calculated according to the Company’s (or business unit’s) achievement with respect to that level, provided however, that if any financial metric falls below the Threshold Plan Level, no bonus will be payable.
     At the end of each quarter, the Committee will determine the quarterly portion of the executive bonus earned by and payable to the executives, including any portion based on personal goals as determined by the CEO. All remaining 2007 bonus amounts, if any, will be paid when the Company receives its audited 2007 financial results. Quarterly bonuses will be payable only to the extent that the Company or business unit (as applicable) has reached its quarterly goals.
     On September 28, 2005, we entered into an employment agreement with Albert Angrisani, our President and CEO (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Angrisani is entitled to receive an allowance of $7,500 per month for lodging in the New York, New Jersey or Connecticut area. On December 9, 2005, we entered into an amendment to the Employment Agreement (“Amendment No. 1”), which provided, among other things, that in addition to the $7,500 monthly allowance, Mr. Angrisani is to be reimbursed for expenses incurred while residing in the Wilton, Connecticut area in excess of 10 days per calendar month at the flat rate of $400 per night, such fee to cover lodging, meals, transportation and miscellaneous items. On April 23, 2007, we entered into an additional amendment to the Employment Agreement effective as of January 1, 2007 (“Amendment No. 2”), which sets Mr. Agrisani’s base compensation for 2007 at $500,000, removes the requirement that the Company provide Mr. Angrisani with any living expense reimbursements and amends the Employment Agreement to provide Mr. Angrisani a severance payment fixed at $350,000 (paid in twelve monthly installments), in the event Mr. Angrisani terminates his employment without Good Reason, rather than a severance payment equal to his base compensation at the time he terminates his employment. A copy of Amendment No. 2 is filed as Exhibit 10.69 to this Current Report on Form 8-K. The foregoing summary of certain material terms of the Employment Agreement, Amendment No. 1, and Amendment No. 2 is not intended to be complete, and is qualified in its entirety by reference to the Employment Agreement and Amendment No. 1, each previously filed with the Securities and Exchange Commission, and by reference to Amendment No. 2 filed as Exhibit 10.69 herewith.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Exhibit Title
10.69	Amendment No. 2 to Angrisani Employment Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.

	By:	/s/ Robert E. Bies
Robert E. Bies
Executive Vice President and Chief Financial Officer

Dated: April 27, 2007

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